AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

PHL VARIABLE INSURANCE COMPANY

This Amended and Restated Certificate of Incorporation gives effect to the amendment of the previous Restated Certificate of Incorporation of the corporation and otherwise purports merely to restate all those provisions already in effect. The amended portions of this Certificate have been adopted by unanimous written consent of the Board of Directors and the shareholders.

Section 1. PHL Variable Insurance Company is created a body politic and corporate and under that name shall have all the powers granted by the general statutes, as now enacted or hereinafter amended, to corporations formed under the Stock Corporation Act.

Section 2. The Corporation shall have the purposes and powers to write any and all forms of insurance which any other corporation now or hereafter chartered by Connecticut and empowered to do an insurance business may now or hereafter lawfully do; to accept and to cede reinsurance; to issue policies and contracts for any kind or combination of kinds of insurance; to issue policies or contracts either with or without participation in profits; to acquire and hold any or all of the shares or other securities of any insurance corporation or any other kind of corporation; and to engage in any lawful act or activity for which corporations may be formed under the Stock Corporation Act. The corporation is authorized to exercise the powers herein granted in any state, territory or jurisdiction of the United States or in any foreign country.

Section 3. The authorized capital shall be five million dollars divided into one thousand shares of common capital stock with a par value of five thousand dollars each.

Section 4. The corporation shall obtain a license from the insurance commissioner prior to the commencement of business and shall be subject to all general statutes applicable to insurance companies.

We hereby declare, under the penalties of false statement, that the statements made in the foregoing certificate are true.

Alan M. Eisner

Steven F. Newman

agrmt/134

5/10/94

18472BA003 05/31/94R#37010 175.

CERTIFICATE AMENDING OR RESTATING CERTIFICATE OF INCORPORATION	18472BA003 05/31/94R#37010 150.0
61-38 Rev. 4/89
Stock Corporation

STATE OF CONNECTICUT

SECRETARY OF THE STATE

30 TRINITY STREET

HARTFORD, CT 06106

1.	Name of Corporation

Dreyfus Consumer Life Insurance Company

2.	The Certificate of Incorporation is: (Check One)

☐	A.	Amended only, pursuant to Conn. Gen. Stat. §33 - 360.

☐	B.	Amended and restated, pursuant to Conn. Gen. Stat. §33 - 362(c).

☐	C.	Restated only, pursuant to Conn. Gen. Stat. §33 - 362(a).

(Set forth here the resolution of amendment and/or restatement. Use a 8 1/2 X 11 attached sheet if more space is needed).

☒	D.	Restated and superseded pursuant to Conn. Gen. Stat. §33 - 362(d).

(Set forth here the resolution of amendment and/or restatement. Use a 8 1/2 X 11 attached sheet if more space is needed).

Attached

(if 2A is checked, go to 5 to complete this certificate. If 2B of 2C is checked, complete 3A or 3B. If 2D is checked, complete 4)

3.	(Check one)

☐	A. This certificate purports merely to restate but not to change the provisions of the original Certificate of Incorporation as supplemented and amended to date, and there is no discrepancy between the provisions of the original Certificate of Incorporation as supplemented and amended to date, and the provisions of this Restated Certificate of Incorporation. (If 3A is checked, go to 5 to complete this certificate).

☒	B. This Restated Certificate of Incorporation shall give effect to the amendment(s) and purports to restate all those provisions now in effect not being amended by such new amendment(s). (If 3B is checked, check 4, if true, and go to 5 to complete this Certificate).

4. (Check, if true)

☒	This restated Certificate of Incorporation was adopted by the greatest vote which would have been required to amend any provision of the Certificate of Incorporation as in effect before such vote and supersedes such Certificate of Incorporation.

5.	The manner of adopting the resolution was as follows: (Check one A, or B, or C)
	☒	A.	By the board of diectors and shareholders, pursuant to Conn. Gen. Stat. §33 - 360. Vote of shareholders: (Check (i) or (ii), and check (iii) if applicable).

			(i)	☒	No shares are requied to be voted as a class. The shareholder’s vote was as follows:

Vote Required for Adoption 267 Vote Favoring Adoption 400

			(ii)	☐	There are shares of more than one class entitled to vote as a class. The designation of each class required for adoption of the resolution and the vote of each class in favor of adoption were as follows:
(Use an 8 1/2 x 11 attached sheet if more space is needed).

			(iii)	☐	Check here if the corporation has 100 or more recordholders, as defined in Conn. Gen. Stat. §33-311a(a).

☐	B.	By the board of directors acting alone, pursuant to Conn. Gen. Stat. § 33 - 360 (b)(2).

The number of affirmative votes required to adopt such resolution is:

The number of directors’ votes in favor of the resolution was:

We	hereby declare, under the penalties of false statement, that the statements made in the foregoing certificate are true:

(Print or Type)	Signature	(Print or Type)	Signature
Name of Pres/V. Pres., Chief Financial Officer Alan M. Eisner		Name of Sec/Assn’t Sec. Steven F. Newman

☐	C.	The corporation does not have any shareholders. The resolution was adopted by vote of at least two-thirds of the incorporators before the organization meeting of the corporation, and approved in writing by all subscribers (if any) for shares of the corporation.

We (at least two-thirds of the incorporators) hereby declare, under the penalties of false statement, that the statements made in the foegoing certificate are true.

Signed	Signed	Signed

Signed	Signed	Signed

Dated at New York, NY this 16th day of May, 1994

APPROVED by all subscribers, if none, so state:

(Use an 8 1/2 X 11 attached sheet if more space is needed)

RESOLVED, that the name of Dreyfus Consumer Life Insurance Company (the “Company”) be, and it hereby is, changed to PHL Variable Insurance Company, effective as of the closing with respect to the sale of the Company to PM Holdings, Inc. (the “Closing”); and it is

FURTHER RESOLVED, that the Restated Certificate of Incorporation of the Company be amended and restated, effective as of the Closing, to reflect such name change; and it is

FURTHER RESOLVED, that the By-Laws also be amended, effective as of the Closing, to reflect such name change of the Company; and it is

FURTHER RESOLVED, that the officers of the Company be, and they hereby are, authorized and directed to take whatever action they may deem necessary or appropriate to carry out the intent of the foregoing resolutions.